Exhibit 99.1

Guerrilla RF Provides Updated Guidance on Future Revenues and Plans

GREENSBORO, NC —September 27, 2023 — Guerrilla RF, Inc. (OTCQX: GUER), a leading provider of state-of-the-art radio frequency and microwave communications semiconductors, today provided a corporate update for guidance on full year 2023 and 2024 revenue, financing and efforts to accelerate its path to profitability.

Management believes Q3 2023 revenue will be between $3.3 and $3.5 million, i.e. on the upper end of previously communicated range of its guidance of $3.0 to $3.5 million. Total revenue for 2023 is expected to exceed $15.0 million, (with a range of $14.6 to $15.4 million) representing an approximate increase of 30% over the previous year.

The Company anticipates revenue for full year 2024 to be between $21.0 and $26.0 million, (representing an increase of 40%) as previously announced design wins continue to ramp. Those design wins are expected to generate in excess of $7.0 million in annualized ongoing program revenue for 2024 and increasing through 2028. Additionally, Management believes gross profit margin will grow to be in excess of 60.0% for the full year as fixed costs are absorbed more efficiently.

During the third quarter 2023, Guerrilla RF announced a further advance of $1.5 million under its existing credit facility and the initial advance of $1.75 million under a new $4.0 million loan facility with Salem Investment Partners, LP. This new facility allows the Company to capture additional revenue upside, which has resulted in backlog increasing to $6.11 million as of September 15, 2023, up from the $5.48 million (an increase of 21.8%) backlog reported as of June 30, 2023 and $4.5 million (an increase of 35.8%) as of December 31, 2022, positioning the Company for its largest revenue quarter in its history.

In conjunction with securing additional funding to support its growth, management has continued to focus on reducing expenses that do not directly support increased near-term sales and/or gross margins. The Company has implemented cost savings measures, including voluntary salary reductions, further reducing salary expenses through attrition, elimination of non-essential expenses and other efforts. These efforts are expected to reduce annualized expenses between $3.0 and $5.0 million within the next several quarters. The Company expects to substantially achieve breakeven on an operating basis, i.e. excluding interest expense, other non-operating expenses and non-recurring expenses, beginning the second quarter of 2024 as revenues are expected to exceed $6.0 million per quarter and fixed costs are absorbed more efficiently.

“Since 2013, Guerrilla RF has been investing in products, delivering high-performance RF solutions to demanding markets that value performance. However, as the market environment has changed, it has become clear that profitability is more important than all out growth. We have shifted our strategy accordingly to achieve breakeven status beginning with the second quarter of 2024. In light of anticipated 2024 revenue and operational profitability, Management believes the Company is significantly undervalued at approximately one times anticipated 2024 revenue.” said Ryan Pratt, Founder & CEO.

About Guerrilla RF, Inc.

Founded in 2013, Guerrilla RF, Inc., develops and manufactures high-performance state-of-the-art radiofrequency (RF) and microwave communication solutions for wireless OEMs in multiple high-growth market segments, which include network infrastructure for 5G/4G macro and small cell base stations, SATCOM, cellular repeaters/DAS, automotive telematics, military communications, navigation, and high-fidelity wireless audio. The Company has an extensive portfolio of 100+ high-performance RF and microwave semiconductor devices with 50+ new products in development. As one of the fastest-growing semiconductor firms in the industry, Guerrilla RF drives innovation through its R&D to commercialization initiatives and focuses on product excellence and custom solutions to underserved markets. To date, the Company has shipped over 175 million devices and has repeatedly been included in Inc. Magazine’s annual "Inc. 5000" list. Guerrilla RF recently made the top "Inc. 500" list for the second year in a row. For more information, please visit https://guerrilla-rf.com or follow the Company on Twitter and LinkedIn.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements include projections, predictions, expectations, or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond the Company’s control. Actual results may differ materially from those in the forward-looking statements as a result of several factors, including those described in the Company’s filings with the SEC available at www.sec.gov. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Contact

Sam Funchess, VP of Corporate Development

sfunchess@guerrilla-rf.com

+1 336 510 7840